EXHIBIT  99.1

FOR RELEASE

Date: April 24, 2020

For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA & CGMA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Strong Net Income for the Nine Months Ended March 31, 2020 and Remains Well Positioned to Support Community Needs During COVID-19 Crisis

Catskill, N.Y. – April 24, 2020-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three and nine months ended March 31, 2020.  Net income for the three and nine months ended March 31, 2020 was $4.1 million, or $0.47 per basic and diluted share, and $14.0 million, or $1.64 per basic and diluted share, respectively, as compared to $4.4 million, or $0.51 per basic and diluted share, and $13.3 million, or $1.56 per basic and diluted share, for the three and nine months ended March 31, 2019, respectively.  Net income decreased $305,000, or 7.5%, when comparing the three months ended March 31, 2020 and 2019, and increased $707,000, or 5.3%, when comparing the nine months ended March 31, 2020 and 2019.  The decrease in net income for the three months ended March 31, 2020 was primarily the result of additional provision for loan loss recorded for the period as a result of the COVID-19 crisis.

Total assets for the Company were $1.6 billion at March 31, 2020, primarily consisting of $591.7 million of total securities available-for-sale and held-to-maturity and $883.7 million of net loans.  Deposits totaled $1.4 billion at March 31, 2020, consisting of retail, business and municipal banking relationships.  The Bank of Greene County operates 16 full-service banking offices, with operations and lending centers located in the Capital District and Hudson Valley Regions of New York State.

Over the three months ended March 31, 2020, a novel strain of coronavirus (“COVID-19”) has spread world-wide and the Federal and state governments have been diligently working to contain its spread. The coronavirus pandemic has created much turmoil for many businesses throughout our country and in our financial markets. With much uncertainty regarding the duration of the containment strategies, the overall impact to the Company’s financial position cannot be determined at this time. However, the Company continues to maintain quality assets, strong capital and liquidity.  With 11 years of record income and continued growth in both assets and earnings during the nine months ended March 31, 2020, management believes that it is well positioned to withstand the financial impact from this health crisis.

Donald Gibson, President & CEO stated: “I can’t define how long this crisis will last or how fast or slow the recovery will take. What I do know is that our institution will be there for our customers, communities and employees. It has been our objective for decades to build one of America’s great community banks, one defined by long term superior performance and a quality balance sheet. It is during these very difficult times that we need to use our strong capital and liquidity to provide assistance to our clients and community. Rest assured that is exactly what we are doing.”

The Company’s strength not only lies within its balance sheet, but with its employees.  With a strong management team, we believe we have been able to adapt to the rapidly changing needs of our customers, proactively reaching out to borrowers and providing assistance to both individuals and businesses during this time of great need.   Management is working with borrowers to determine best strategies to help mitigate the impact of the temporary business closures, decline in business, and loss of employment, including payment deferrals, debt consolidations and/or loan restructurings. The Company has instituted a loan deferment program whereby short-term (3-6 months) deferral of principal and/or interest payments will be provided.  As of April 23, 2020, the Bank has received requests to modify 637 loans aggregating $174.7 million.   Based on guidance provided by bank regulators on March 22, 2020 regarding deferrals granted due to COVID-19, the Company will not report these loans as delinquent and will continue to recognize interest income during the deferral period.  These loans will be closely monitored to determine collectability and accrual and delinquency status will be updated as deemed appropriate.

The Company is also participating in the CARES Act Paycheck Protection Program (“PPP”), providing loans to local small businesses through the Small Business Administration.  As of April 23, 2020, the Company has processed 521 applications for up to $61.1 million of loans under the PPP.  We expect that most of the funds provided will be forgiven based on certain criteria established within the Act.

Depending upon the duration of the crisis, these strategies may not be sufficient for all borrowers impacted and may ultimately result in losses to the Company.  As discussed under Asset Quality and Loan Loss Provision below, the Company has increased its allowance for loan losses during the three months ended March 31, 2020 and believes that total reserves are adequate.

The Federal Reserve Board has taken a number of measures in an attempt to mitigate the impact of the coronavirus on the economy.  In addition to providing guidance to financial institutions who are working with borrowers affected by the coronavirus, the Federal Reserve Board decreased the Federal Funds benchmark rate by 100 basis points to 0.00%-.0.25%, in mid-March 2020.  Although the impact to the Company from this rate decrease is minimal for the three and nine months ended March 31, 2020, it is anticipated that it will have a negative impact on the Company’s interest rate spread and margin during the quarter and fiscal year ended June 30, 2020.

Selected highlights for the three and nine months ended March 31, 2020 are as follows:

Net Interest Income and Margin
•
Net interest income increased $1.1 million to $11.1 million for the three months ended March 31, 2020 from $10.0 million for the three months ended March 31, 2019. Net interest income increased $2.9 million to $32.6 million for the nine months ended March 31, 2020 from $29.7 million for the nine months ended March 31, 2019. These increases in net interest income were primarily the result of growth in the average balance of interest-earning assets, with continued growth in loans and securities, funded primarily from growth in deposits.  Increases in net interest income as a result of growth in balances have been partially offset by decreases in yields on interest-earning assets resulting from five interest rate decreases by the Federal Reserve Board during the nine months ended March 31, 2020. Average loan balances increased $108.3 million and $93.1 million when comparing the three and nine months ended March 31, 2020 and 2019, respectively. The yield on loans decreased nine basis points when comparing the three months ended March 31, 2020 and 2019, and increased one basis point when comparing the nine months ended March 31, 2020 and 2019.   Average securities increased $154.0 million and $106.5 million, and the yield on such securities decreased 24 basis points and 14 basis points when comparing the three and nine months ended March 31, 2020 and 2019, respectively.  The increase in net interest income was partially offset by an increase in interest expense primarily the result of increases in the rates paid on interest-bearing liabilities, most notably NOW deposit accounts.  The average balance of NOW deposits grew by $261.0 million and $234.5 million when comparing the three and nine months ended March 31, 2020 and 2019.  The rate paid on these NOW accounts increased seven basis points and 23 basis points when comparing the three and nine months ended March 31, 2020 and 2019, respectively. This growth in higher costing deposits was the result of promotions within the Company’s newer markets targeting new business, municipal and retail customers.

•
Net interest rate spread and margin both decreased when comparing the three and nine months ended March 31, 2020 and 2019. Net interest rate spread decreased 36 basis points to 2.88% for the three months ended March 31, 2020 compared to 3.24% for the three months ended March 31, 2019. Net interest margin decreased 35 basis points to 2.99% for the three months ended March 31, 2020 compared to 3.34% for the three months ended March 31, 2019. Net interest rate spread decreased 31 basis points to 3.00% for the nine months ended March 31, 2020 compared to 3.31% for the nine months ended March 31, 2019. Net interest rate margin decreased 29 basis points to 3.12% for the nine months ended March 31, 2020 compared to 3.41% for the nine Months ended March 31, 2019.  Decreases in net interest spread and margin resulted primarily from the higher cost of interest-bearing liabilities and lower yields on securities, partially offset by growth in average loan and securities balances.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 3.16% and 3.51% for the three months ended March 31, 2020 and 2019, respectively, and was 3.29% and 3.58% for the nine months ended March 31, 2020 and 2019, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $1.4 million and $350,000 for the three months ended March 31, 2020 and 2019, respectively, and amounted to $2.7 million and $1.1 million for the nine months ended March 31, 2020 and 2019, respectively. The increases during the 2020 periods was due to the growth in gross loans, an increase in loans adversely classified and additional provision of $500,000 due to the economic uncertainties surrounding the COVID-19 pandemic.  Loans classified as substandard or special mention totaled $27.1 million at March 31, 2020 compared to $17.1 million at June 30, 2019, an increase of $10.0 million. Reserves on these loans totaled $2.0 million at March 31, 2020 compared to $1.5 million at June 30, 2019, an increase of $517,000. The increase in classified loans was primarily due to the downgrade of a construction loan to special mention during the nine months ended March 31, 2020 as a result of project cost overruns and several delinquent payments. Several other commercial real estate and commercial loan relationships have been downgraded to special mention during the three and nine months ended March 31, 2020 due to a deterioration in borrower cash flows.  These changes in classification were not due to the COVID-19 pandemic. At March 31, 2020, these loans were all performing.  Management continues to monitor this loan relationship closely.  No loans were classified as doubtful or loss at March 31, 2020 or June 30, 2019. Allowance for loan losses to total loans receivable was 1.69% at March 31, 2020, and 1.65% at June 30, 2019.

•
Net charge-offs for the three months ended March 31, 2020 totaled $204,000 compared to $177,000 for the three months ended March 31, 2019.  Net charge-offs totaled $661,000 and $236,000 for the nine months ended March 31, 2020 and 2019, respectively.  The increases in net charge-off activity during the 2020 periods were primarily due to an increase in charge-offs within the commercial and consumer loan portfolios and decreases in recoveries within the commercial loan portfolio. Commercial loan net charge-offs totaled $297,000 for the nine months ended March 31, 2020 compared to a net recovery of $102,000 for the nine months ended March 31, 2019. Consumer loan net charge-offs totaled $276,000 and $181,000 for the nine months ended March 31, 2020 and 2019, respectively, an increase of $95,000.  Charge-offs during the three and nine months ended March 31, 2020 were not the result of COVID-19.

•
Nonperforming loans amounted to $3.9 million and $3.6 million at March 31, 2020 and June 30, 2019, respectively. Nonperforming assets were 0.25% and 0.29% of total assets, and nonperforming loans were 0.44% and 0.46% of net loans at March 31, 2020 and June 30, 2019, respectively.  Nonperforming assets to total assets were 0.24% and nonperforming loans to net loans were 0.39%, at March 31, 2019.

Noninterest Income and Noninterest Expense
•
Noninterest income increased $116,000, or 5.8%, and totaled $2.1 million and $2.0 million for the three months ended March 31, 2020 and 2019.  Noninterest income increased $505,000, or 8.1%, and totaled $6.7 million and $6.2 million for the nine months ended March 31, 2020 and 2019.  The increases during the 2020 periods were primarily due to increases in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards, as well as increased monthly or transactional service charges on deposit accounts.

•
Noninterest expense increased $742,000 or 11.4%, to $7.2 million for the three months ended March 31, 2020 as compared to $6.5 million for the three months ended March 31, 2019. Noninterest expense increased $1.5 million, or 8.0%, to $20.2 million for the nine months ended March 31, 2020, compared to $18.7 million for the nine months ended March 31, 2019.  The increases during the three and nine months ended March 31, 2020 were primarily due to an increase in salaries and employee benefits expenses resulting from additional staffing for a new branch located in Kinderhook-Valatie, New York, which opened in July 2019. As the Company continues to grow, staffing was also increased within our lending department, customer service center and investment center. This increase was partially offset by a decrease in FDIC insurance premiums.  In January 2019, the FDIC provided notification to the Company that a credit in the amount of $177,000 was calculated for The Bank of Greene County, and a credit in the amount of $91,000 was calculated for Greene County Commercial Bank, based on a change in assessments under FDIC regulations resulting from the Deposit Insurance Fund Reserve Ratio reaching 1.36%.  The Company received credits totaling $40,000 and $268,000 during the three and nine months ended March 31, 2020.  This credit was applied against FDIC insurance premiums expense. No credits remain at March 31, 2020.

Income Taxes
•
Provision for income taxes directly reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements.  The effective tax rate was 12.2% and 14.5% for the three and nine months ended March 31, 2020, compared to 16.2% and 17.4% for the three and nine months ended March 31, 2019.   The statutory tax rate is impacted by the benefits derived from tax exempt bond and loan income, the Company’s real estate investment trust subsidiary income, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate.

Balance Sheet Summary
•	Total assets of the Company were $1.6 billion at March 31, 2020 and $1.3 billion at June 30, 2019, an increase of $315.0 million, or 24.8%.
•
Securities available-for-sale and held-to-maturity increased $164.8 million, or 38.6%, to $591.7 million at March 31, 2020 as compared to $426.9 million at June 30, 2019. Securities purchases totaled $286.1 million during the nine months ended March 31, 2020, and consisted of $194.1 million of state and political subdivision securities and $84.7 million of mortgage-backed securities, $3.8 million of other securities, and $3.5 million of corporate securities.  Principal pay-downs and maturities during the nine months amounted to $120.9 million, of which $27.1 million were mortgage-backed securities, $83.1 million were state and political subdivision securities, $10.3 million were U.S. government sponsored enterprises and $0.3 million were other securities.

•
Net loans receivable increased $98.0 million, or 12.5%, to $883.7 million at March 31, 2020 from $785.7 million at June 30, 2019.  The loan growth experienced during the nine months ended March 31, 2020 consisted primarily of $34.0 million in commercial construction loans, $44.5 million in commercial real estate loans, $10.1 million in commercial loans, $10.1 million in residential mortgages, $1.0 million in multi-family loans and $1.6 million in residential construction and land loans.  This growth was partially offset by a $1.0 million decrease in home equity loans, and $2.0 million increase in allowance for loan losses.  We believe that the continued low interest rate environment and strong customer satisfaction from personal service continued to enhance loan growth.

•
Deposits totaled $1.4 billion at March 31, 2020 and $1.1 billion at June 30, 2019, an increase of $309.0 million, or 27.6%. NOW deposits increased $292.2 million, or 45.2%, money market deposits increased $15.0 million, or 13.1%, and savings deposits increased $3.0 million, or 1.4% when comparing March 31, 2020 and June 30, 2019.  These increases were offset by a decrease in noninterest-bearing deposits of $625,000, or 0.6%, and a decrease in certificates of deposits of $548,000, or 1.5%, when comparing March 31, 2020 and June 30, 2019. Deposits increased during the nine months ended March 31, 2020 as a result of an increase in municipal deposits at Greene County Commercial Bank, primarily from tax collection, and new account relationships resulting from promotions in newer markets.

•
Borrowings for the Company amounted to $9.1 million of term borrowings with the Federal Home Loan Bank of New York (“FHLB”), at March 31, 2020, compared to $8.0 million of overnight borrowings and $13.6 million of term borrowings, with the FHLB, at June 30, 2019. There were no overnight borrowings outstanding at March 31, 2020.  The Company also had $4.0 million of short-term borrowings with Atlantic Central Bankers Bank (“ACBB”) at March 31, 2020.  At March 31, 2020, the Company had $180.2 million available in unused lines of credit from the FHLB, Federal Reserve Bank (“FRB”), ACBB and two other financial institutions.  Effective April 9, 2020, the FRB instituted a program, the Paycheck Protection Plan Lending Facility (“PPPLF”) to provide banks additional funding for liquidity whereby the PPP loans are pledged as collateral.  The PPPLF can provide additional liquidity up to the principal balance of PPP loans on the Company’s balance sheet.  The Company is closely monitoring is liquidity needs and is set up to be able to obtain funds up to the principal balance of PPP loans outstanding from the Federal Reserve Bank should it become necessary.

•
Shareholders’ equity increased to $124.0 million at March 31, 2020 from $112.4 million at June 30, 2019, resulting primarily from net income of $14.0 million and a decrease in other accumulated comprehensive loss of $36,000, partially offset by dividends declared and paid of $1.8 million and repurchase of stock of $631,000.  On September 17, 2019, the Board of Directors of the Company adopted a stock repurchase program.  Under the repurchase program, the Company may repurchase up to 200,000 shares of its common stock.  Repurchases will be made at management’s discretion at prices management considers to be attractive and in the best interests of both the Company and its stockholders, subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance. At March 31, 2020, the Company had repurchased a total of 24,400 shares of the 200,000 shares authorized by the repurchase program.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley and Capital District in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

(END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Three Months Ended March 31,		At or for the Nine Months Ended March 31,
Dollars in thousands, except share and per share data	2020	2019	2020	2019
Interest income	$13,437	$11,708	$39,242	$34,111
Interest expense	2,296	1,682	6,690	4,433
Net interest income	11,141	10,026	32,552	29,678
Provision for loan losses	1,425	350	2,666	1,058
Noninterest income	2,126	2,010	6,708	6,203
Noninterest expense	7,228	6,486	20,185	18,694
Income before taxes	4,614	5,200	16,409	16,129
Tax provision	563	844	2,382	2,809
Net Income	$4,051	$4,356	$14,027	$13,320

Basic and diluted EPS	$0.47	$0.51	$1.64	$1.56
Weighted average shares outstanding	8,531,304	8,537,814	8,535,391	8,537,814
Dividends declared per share [4]	$0.11	$0.10	$0.33	$0.30

Selected Financial Ratios
Return on average assets[1]	1.07%	1.43%	1.32%	1.51%
Return on average equity[1]	13.22%	16.44%	15.80%	17.45%
Net interest rate spread[1]	2.88%	3.24%	3.00%	3.31%
Net interest margin[1]	2.99%	3.34%	3.12%	3.41%
Fully taxable-equivalent net interest margin[2]	3.16%	3.51%	3.29%	3.58%
Efficiency ratio[3]	54.48%	53.89%	51.41%	52.10%
Non-performing assets to total assets			0.25%	0.24%
Non-performing loans to net loans			0.44%	0.39%
Allowance for loan losses to non-performing loans			391.38%	429.92%
Allowance for loan losses to total loans			1.69%	1.66%
Shareholders’ equity to total assets			7.83%	8.50%
Dividend payout ratio[4]			20.12%	19.23%
Actual dividends paid to net income[5]			12.89%	12.34%
Book value per share			$14.56	$12.68

1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was 21% for federal income taxes and 3.32% for New York State income taxes for the periods ended March 31, 2020 and 2019. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margin.

	For the three months ended		For the nine months ended
(Dollars in thousands)	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Net interest income (GAAP)	$11,141	$10,026	$32,552	$29,678
Tax-equivalent adjustment	628	496	1,820	1,455
Net interest income (fully taxable-equivalent basis)	$11,769	$10,522	$34,372	$31,133

Average interest-earning assets	$1,489,279	$1,199,096	$1,392,940	$1,161,046
Net interest margin (fully taxable-equivalent basis)	3.16%	3.51%	3.29%	3.58%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the three months ended September 30, 2019 and March 31, 2020.  Dividends declared during the three months ended December 31, 2019 were paid to the MHC.  Dividends declared during the three months ended September 30, 2018 were paid to the MHC.  The MHC waived its right to receive dividends during the three months ended December 31, 2018 and March 31, 2019.  The MHC’s ability to waive the receipt of dividends is dependent upon annual approval of its members as well as receiving the non-objection of the Federal Reserve Board.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)

	At March 31, 2020	At June 30, 2019
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$77,814	$29,538
Long term certificate of deposit	4,071	2,875
Securities- available for sale, at fair value	209,122	122,728
Securities- held to maturity, at amortized cost	382,532	304,208
Equity securities, at fair value	238	253
Federal Home Loan Bank stock, at cost	1,196	1,759

Gross loans receivable	897,961	798,105
Less: Allowance for loan losses	(15,205)	(13,200)
Unearned origination fees and costs, net	979	833
Net loans receivable	883,735	785,738

Premises and equipment	13,366	13,255
Accrued interest receivable	7,506	5,853
Foreclosed real estate	-	53
Prepaid expenses and other assets	4,892	3,202
Total assets	$1,584,472	$1,269,462

Liabilities and shareholders’ equity
Noninterest bearing deposits	$106,844	$107,469
Interest bearing deposits	1,322,688	1,013,100
Total deposits	1,429,532	1,120,569

Borrowings from FHLB, short term	-	8,000
Borrowings from other banks, short term	4,000	-
Borrowings from FHLB, long term	9,100	13,600
Accrued expenses and other liabilities	17,847	14,924
Total liabilities	1,460,479	1,157,093
Total shareholders’ equity	123,993	112,369
Total liabilities and shareholders’ equity	$1,584,472	$1,269,462
Common shares outstanding	8,513,414	8,537,814
Treasury shares	97,926	73,526

The above information is preliminary and based on the Company’s data available at the time of presentation.